Exhibit 99.1


[Logo]                   RWE Acquisition Update #15


February 6, 2002

This is an update on the RWE/Thames transaction for American Water Associates. Frequent updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes.


Progress on the Regulatory Front
In the recent survey of Associates, you told us you wanted to have more information about the regulatory approval process for the proposed RWE acquisition. As of the end of January, all of the applications for approval were filed where they are required. Here's the latest on the status of the filing in each state:

Arizona
We filed our application on December 17, 2001 and the public utility agency's staff asked to delay a review of our application until May 8, 2002. We agreed to that request. In the meantime, we have been asked to respond to a series of questions from the staff.

California
The application was officially accepted as filed on January 28, 2002 and no further action has taken place.

Hawaii
On December 11, 2001 we filed an official notification of the proposed merger. The public utility agency later informed the company that it does not intend to review the matter at this time, but reserves the right to conduct a review at a later date. Since that notification, the company has filed additional documentation regarding the transaction to minimize the time the agency might require if it decides to move forward on the review at a later date.


Continued . . .

Illinois
The filing was made on December 21, 2001. Since then, the cities of Pekin and Peoria have become official interveners in the proceedings. An intervenor is any individual, company, or organization with an interest in the proceedings such as customers, legislators or unions. Intervenors have the right to participate in the formal hearings, request information, present testimony, and appeal to the courts if they are dissatisfied with the decisions. Since the filing in December, the Company has been responding to requests for information. Public hearings have been scheduled for May 21 and 22, 2002.

Iowa
The public utility agency's general counsel agreed with the company's position that that agency's approval of the merger is not needed. No further action is required.

Kentucky
Since the application was filed on January 31, 2002, the company has received several requests for more information and is responding. The Attorney General of the Commonwealth has intervened.

Maryland
The application was filed on December 20. It is scheduled to be considered as part of the agency's February 13, 2002 agenda.

Missouri
It appeared to us that the state of Missouri did not require a filing. On December 18, 2001 the public utility commission responded to a petition filed by the state's consumer advocate's office requesting that the agency review the proposed acquisition. The agency agreed with the company's position that approval of the merger was not needed. No further action is required.

New Jersey
The filing was made on December 21, 2001. Since then, a proposed schedule has been circulated to the parties, which sets April 15, 2002 as the date a Merger Study is to be filed. This study will look at the options to consolidate the New Jersey-American operations and those of E'Town Corporation. Public hearings are scheduled for May 28, 2002. The state's office of ratepayer advocate has intervened.

New Mexico
The petition was filed on December 20, 2001. Since then a hearing examiner has been appointed and will convene a meeting to set a schedule for the remainder of the proceedings.

Continued . . .

New York
The application was filed on December 20, 2001 and published in the New York State Register. An initial meeting was held with the members of the public utility agency's staff to discuss future proceedings.

Ohio
The filing was made on December 13, 2001 and on January 24, 2002 the public utility commission issued an order agreeing that approval of the merger is not required. No further action is required.

Pennsylvania
The application for the transaction was filed on December 14. Petitions to intervene have been received by the state's Office of Consumer's Advocate and Local 537 of the Utility Workers Union of America. The company is drafting responses to those petitions.

Tennessee
On December 12, 2001, the company filed a petition asking the Tennessee Regulatory Authority to approve the acquisition of Tennessee-American and American Water Works. At its January 8, 2002 meeting, the regulatory authority approved the company's petition stating it was "authorizing Thames Holdings, RWE and any other entity owned or controlled, directly or indirectly, by Thames Holdings and managed by Thames Water to acquire control of Tennessee-American and AWW." The actual order will be issued later.

Texas
The company filed a letter with the state public utility agency on December 12, 2001 asking the regulator to agree that no action was required on the transaction. In a letter dated January 22, 2002, the public utility agency concluded that the transaction is not subject to the requirements of the Texas Water Code. No further action is required.

Virginia
The company's filing in Virginia was made on December 19, 2001. The public utility agency has issued an order extending the time for review to March 19, 2002. A report from the agency's staff is to be filed on February 14, 2002.

Continued . . .

West Virginia
On December 20, 2001, the company filed a petition with the state public utility agency. In January the company received a memorandum from the agency's staff, and responses to issues raised in the memorandum are being prepared.

The other states
State public utility agencies in Georgia, Indiana and Michigan were not requested to act on the transaction since approval is not required. In addition, the company has not requested regulatory approval in Connecticut, Massachusetts and New Hampshire since the sale of these operations to Aquarion is pending.

                                     *     *     *

Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.